Exhibit 10.2
SEVERANCE COMPENSATION AGREEMENT
     This SEVERANCE COMPENSATION AGREEMENT (“Agreement”) is effective as of April 1, 2008, between NEWPORT CORPORATION, a Nevada corporation (the “Company”), and Charles F. Cargile (the “Executive”).
     WHEREAS, the Company’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company; and
     WHEREAS, the Company and the Executive desire to set forth the terms and conditions upon which the Company will pay severance compensation to the Executive if the Executive’s employment with the Company terminates under one of the circumstances described herein.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:
     1. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period extending until two (2) years following the date on which notice of termination of this Agreement is given by either the Company or Executive to the other (unless earlier terminated pursuant to Section 3(f)).
     2. Definition of Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if:
               (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s outstanding voting securities would be converted into cash, securities or other property (other than a merger of the Company in which the holders of the Company’s outstanding voting securities immediately prior to the merger have the same proportionate ownership of at least eighty percent (80%) of the outstanding voting securities of the surviving corporation immediately after the merger); or
               (ii) there shall be consummated any consolidation or merger of the Company in which the Company is the surviving corporation, but the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company immediately after such merger or consolidation; or
               (iii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or
               (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
               (v) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company’s outstanding voting securities (other than any such person who is the record owner of at least fifteen percent (15%) of the Company’s outstanding voting securities on the date hereof, other than nominees); or
               (vi) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two year period constituted the entire Board of Directors do not for any reason constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
               (vii) an event constituting a “Business Combination” under the Company’s Articles of Incorporation as amended to date.
     3. Termination of Employment Following Change in Control.
          (a) Eligible Termination. The Executive shall be entitled to the compensation set forth in Section 4 of this Agreement if (1) a Change in Control of the Company shall have occurred while the Executive is an employee of the Company and (2) the Executive’s employment with the Company is subsequently terminated by the Company or by the Executive within two (2) years of such Change in Control, unless such termination is as a result of:
               (i) the Executive’s death; or
               (ii) the Executive’s Disability (as defined in Section (3)(b) below); or
               (iii) the Executive’s Retirement (as defined in Section 3(c) below); or
               (iv) the Executive’s termination by the Company for Cause (as defined in Section 3(d) below); or
               (v) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) below).
          (b) Disability. For the purposes of this Agreement, the term “Disability” shall mean the Executive’s incapacity due to physical or mental illness which results in the Executive’s absence from his duties with the Company on a full-time basis for six (6) consecutive months and prevents the Executive from returning to the full-time performance of duties within thirty (30) days after receipt of written notice of termination from the Company.
          (c) Retirement. For the purposes of this Agreement, the term “Retirement” shall mean termination of the Executive’s employment by the Company or by the Executive based on the Executive having reached age sixty-five (65) or such other age as shall have been fixed in any arrangement established with the Executive’s consent with respect to the Executive.
          (d) Cause. For purposes of this Agreement only, the Executive shall be deemed terminated for “Cause” only if Executive has engaged in fraud, misappropriation or embezzlement on the part of the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in this Section 3(d) and specifying the particulars thereof in detail.
          (e) Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following (without the Executive’s express written consent):
          (i) the Company has materially reduced the Executive’s position, duties, responsibilities, status, or offices as in effect immediately prior to a Change in Control of the Company, or removed the Executive from or failed to reelect the Executive to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executive’s death;
          (ii) a reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s failure to increase (within twelve (12) months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control of the Company in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company effected in the preceding 12 months;
          (iii) any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company’s life insurance, accident, disability and health insurance plans, 401(k) and bonus plans, equity compensation plans, monthly automobile allowance, and all other similar plans which are from time to time made generally available to senior executives of the Company) and in which the Executive is participating at the time of a Change in Control of the Company (or any other plan providing the Executive with substantially similar benefits) (each hereinafter referred to as a “Benefit Plan”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company;
          (iv) any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, the Company’s plans enumerated in subparagraph (iii) above and similar incentive compensation benefits) in which the Executive is participating at the time of a Change in Control of the Company (or any other plans or arrangements providing him with substantially similar benefits) (each hereinafter referred to as an “Incentive Plan”) or the taking of any action by the Company which would adversely affect the Executive’s participation in any such Incentive Plan or reduce the Executive’s potential benefits under any such Incentive Plan, expressed as a percentage of his base salary, by more than 10 percentage points in any fiscal year as compared to the immediately preceding fiscal year;
          (v) any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the Company’s stock option and purchase plans and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock, restricted stock units or grants thereof) in which the Executive is participating at the time of a Change in Control of the Company (or plans or arrangements providing him with substantially similar benefits) (each hereinafter referred to as a “Securities Plan”) or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Securities Plan;

          (vi) a relocation of the Company’s principal executive offices to a location outside of Orange County, California, or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of a Change of Control of the Company;
          (vii) any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change of Control of the Company;
          (viii) any material breach by the Company of any provision of this Agreement which is not cured within thirty (30) days following written notice by the Executive;
          (ix) any failure by the Company to obtain the assumption of this Agreement by any successor or assignee of the Company; or
          (x) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective.
          (f) Notice of Termination for Disability, Retirement, or Cause. If the Executive’s employment is terminated by Company for reasons set forth in Section 3(b), 3(c), or 3(d), the Company shall provide to the Executive a notice of termination which shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated (the “Notice of Termination”). For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination. The Executive’s employment with the Company, and this Agreement, shall terminate without payment of any compensation or benefits hereunder (i) if for Executive’s Disability, thirty (30) days following receipt of the Notice of Termination by the Executive, or (ii) if for Retirement or Cause, on the date such Notice of Termination is delivered to the Executive. Notwithstanding the foregoing, if within thirty (30) days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the effective date of termination of Executive’s employment, and this Agreement, shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).
     4. Severance Compensation upon Termination following Change in Control. Except as set forth in Section 5 below, no severance compensation shall be payable under this Agreement unless and until (a) there has been a Change in Control of the Company while the Executive is an employee of the Company and (b) the Executive’s employment with the Company is terminated in accordance with Section 3(a). If the Executive’s employment with the Company is terminated in accordance with Section 3(a), the Executive shall be entitled to the following severance compensation:
          (a) Salary and Bonus. The Company shall pay to the Executive as severance pay a lump sum, in cash, in full on the fifth day following the Executive’s last day of employment with the Company (the “Date of Termination”) an amount equal to the sum of: (i) the Executive’s highest biweekly base salary then in effect during the 12-month period immediately preceding the Date of Termination multiplied by twenty-six (26), and (ii) the Executive’s incentive compensation bonus payable under any Incentive Plan of the Company then in effect for the year during which the Date of Termination occurs, calculated based on one hundred percent (100%) satisfaction of all performance goals established under such Incentive Plan for the Executive, subject to applicable tax withholding.
          (b) Stock Options. All unvested stock options held by the Executive as of the Date of Termination shall automatically vest as of the Date of Termination. In the case of stock options having performance-based vesting conditions, such automatic vesting shall be calculated based on one hundred percent (100%) satisfaction of all performance goals. Unless otherwise specified by the Executive in writing within thirty (30) days following the Date of Termination, the Company shall pay in cash to the Executive with respect to each stock option held as of the Date of Termination, whether vested or unvested, an amount equal to the difference between the exercise price and the fair market price (which shall be calculated based upon (i) the price of the Company’s stock as determined in connection with the Change in Control event or (ii) the average Nasdaq trading price of the Company’s stock for the twenty business days preceding the Date of Termination, whichever is higher) of those shares of capital stock of the Company subject to each such stock option, and the Company shall withhold all appropriate taxes related to such payment.
          (c) Restricted Stock and Restricted Stock Units. All unvested restricted stock and/or restricted stock units held by the Executive as of the Date of Termination shall automatically vest (and be settled in the case of restricted stock units) as of the Date of Termination. In the case of restricted stock and restricted stock units having performance-based vesting conditions, such automatic vesting shall be calculated based on one hundred percent (100%) satisfaction of all performance goals. All such vested and settled shares shall be delivered to the Executive free of restrictions, subject to applicable tax withholding.
          (d) Stock Appreciation Rights. All unvested stock appreciation rights held by the Executive as of the Date of Termination shall automatically vest and shall be automatically settled by the Company as of the Date of Termination. In the case of stock appreciation rights having performance-based vesting conditions, such automatic vesting shall be calculated based on one hundred percent (100%) satisfaction of all performance goals. All such vested and settled shares shall be delivered to the Executive free of restrictions, subject to applicable tax withholding.
          (e) Repurchase of Shares by Company. At the election of the Executive, which shall be made, if at all, in writing within thirty (30) days following the Date of Termination, the Company shall purchase from the Executive all shares issued or issuable to Executive pursuant to Sections 4(c) and 4(d), at the fair market price (which shall be calculated based upon (i) the price of the Company’s stock as determined in connection with the Change in Control event or (ii) the average Nasdaq trading price of the Company’s stock for the twenty business days preceding the Date of Termination, whichever is higher). The Company may withhold any taxes that it required by law to withhold related to such purchase.
          (f) Continuation of Benefits. The Company shall continue for a period of twenty-four (24) months from the Date of Termination to provide the following benefits to the Executive under COBRA on the same terms as provided to the Executive on the Date of Termination:
                    (i) Participation in the Company’s medical, dental and vision plans; and
                    (ii) Long-term disability insurance;
provided however, that any benefits payable under this Section 4(f) shall terminate at such time as the Executive becomes eligible for similar benefits from any subsequent employer.

          (g) Parachute Payment. In the event that any lump sum severance payment set forth in this Section 4 either alone or together with other payments which the Executive has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), such lump sum severance payment shall be increased to an amount as will result in the receipt by Executive of the full lump sum severance payment under this Section 4 net of any excise tax imposed by Section 4999 of the Code. The determination of any increase in the lump sum severance payment under this Section 4 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Executive.
     5. Severance Compensation Upon Other Termination. In the event that the Company terminates Executive’s employment other than for Cause or as a result of Executive’s Disability or Retirement, at any time during the term of this Agreement in the absence of a Change in Control of the Company, Executive shall be entitled to receive the salary and bonus severance payments set forth in Section 4(a) above, and shall be entitled to receive continuation of the benefits described in Section 4(f) above for a period of twelve (12) months from the Date of Termination, or until such time as the Executive becomes eligible for similar benefits from any subsequent employer, if earlier.
     6. Payments Upon Death. In the event of death of the Executive during the term of this Agreement, in addition to any applicable insurance payable as Executive has designated, the Company shall pay Executive’s estate all salary due as of his death, together with a final payment in an amount equal to twelve (12) months of base salary at the rate in effect at the time of his death.
     7. No Obligation to Mitigate Damages; Effect on Other Contractual Rights.
          (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except as set forth in Section 4(f), shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.
          (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.
     8. Successors to the Company and Executive.
          (a) The Company will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     9. Release of Claims. The obligation of this Agreement shall constitute the only obligations of the Company arising from the Company’s termination of Executive’s employment for any reason. Upon the Company’s tender of payment hereunder the Company shall have no obligation to Executive by reason of the terms of employment other than those set forth herein, and the Executive agrees that receipt of such payment shall constitute a full and final settlement and release of all claims or rights against the Company, and Executive shall execute all appropriate agreements reflecting such settlement and release.
     10. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:
If to the Company:
Chief Executive Officer
Newport Corporation
1791 Deere Avenue
Irvine, CA 92606
If to the Executive:
Charles F. Cargile

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     11. Miscellaneous.
          (a) Amendments. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.
          (b) No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
          (c) No Reliance. Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of or rely on any representation, warranty or other provision except as expressly provided in this Agreement.
          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law provisions.

          (e) Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          (g) Arbitration, Legal Fees and Expenses. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the matter shall be determined by arbitration, which shall take place in Orange County, California, under the rules of the American Arbitration Association; and a judgment upon such award may be entered in any court having jurisdiction thereof. Any decision or award of such arbitrator shall be final and binding upon the parties and shall not be appealable. The parties hereby consent to the jurisdiction of such arbitrator and of any court having jurisdiction to enter judgment upon and enforce any action taken by such arbitrator. The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement.
          (h) Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.
          (i) Entire Agreement. This Agreement contains all of the terms agreed upon between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes all prior severance compensation or change in control agreements between the Executive and the Company; and the Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except by subsequent written agreement of the Executive and the Company.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“COMPANY”		“EXECUTIVE”

NEWPORT CORPORATION

By:	/s/ Robert J. Phillippy Robert J. Phillippy	/s/ Charles F. Cargile Charles F. Cargile
President and Chief Executive
Officer